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As filed with the United States Securities and Exchange Commission on August 15, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMYLIN PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	33-0266089 (I.R.S. employer identification no.)
9373 Towne Centre Drive San Diego, CA 92121 (858) 552-2200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph C. Cook, Jr.
Chairman of the Board and Chief Executive Officer
Amylin Pharmaceuticals, Inc.
9373 Towne Centre Drive
San Diego, CA 92121
(858) 552-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas A. Coll, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121-9109 Tel: (858) 550-6000 Fax: (858) 550-6420

Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

2.25% Convertible Senior Notes Due June 30, 2008	$175,000,000	100%	$175,000,000	$14,158

Common Stock, par value $0.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock	5,377,155 shares(2)	—	—	(3)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.

(2)
Represents the number of shares of our common stock, par value $0.001 per share, issuable upon conversion of the 2.25% convertible senior notes due June 30, 2008 at an initial conversion price of $32.55 per share. The notes are convertible into 30.7266 shares of our common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering an indeterminable number of shares of common stock as may be issuable from time to time upon conversion of the notes as a result of stock splits, stock dividends or the other anti-dilution provisions of the notes.

(3)
Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received by the registrant.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated August 15, 2003

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Amylin Pharmaceuticals, Inc.

$175,000,000 2.25% CONVERTIBLE SENIOR NOTES DUE JUNE 30, 2008
AND 5,377,155 SHARES OF COMMON STOCK ISSUABLE
UPON CONVERSION OF THE NOTES

        On June 23, 2003, we issued and sold $150,000,000 of 2.25% convertible senior notes due June 30, 2008 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. On July 22, 2003, we issued $25,000,000 of the notes in connection with the exercise in full by the initial purchasers of the notes of their option to purchase additional notes. The initial purchasers of the notes in those offerings resold the notes in offerings in reliance on an exemption from registration under Rule 144A of the Securities Act of 1933, as amended. This prospectus may be used by the selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

        The notes will mature on June 30, 2008, unless earlier converted, redeemed or repurchased. We will pay interest on the notes on June 30 and December 30 of each year. The first interest payment will be made on December 30, 2003.

        You may convert the notes into shares of our common stock at any time before their maturity unless we have previously redeemed or repurchased them. The conversion rate is 30.7266 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $32.55 per share.

        Before June 30, 2006, the notes are not subject to redemption. On or after June 30, 2006, we have the option to redeem all or a portion of the notes that have not been previously converted at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date, if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice. We will make an additional payment on the redeemed notes equal to $112.94 per $1,000 principal amount of the notes, less interest actually paid or accrued and unpaid on the notes.

        You have the option, subject to certain conditions, to require us to repurchase any notes held by you in the event of a "change in control," as described in this prospectus, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase.

        The notes are evidenced by global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Except as described in this prospectus, beneficial interests in the global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants.

        We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

        Our common stock is quoted on the Nasdaq National Market under the symbol "AMLN." On August 11, 2003, the last reported sale price of our common stock was $23.33 per share.

        For a more detailed description of the notes, see "Description of the Notes" beginning on page 20.

        The notes and the common stock into which the notes are convertible may be offered and sold from time to time pursuant to this prospectus by the holders of those securities or by their transferees, pledgees, donees, or successors, all of which we refer to as selling securityholders. The securities may be sold by the selling securityholders directly to purchasers or through underwriters, broker-dealers or agents. If required, at the time of a particular offering of securities by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers. The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of other expenses incident to the registration of the securities. The selling securityholders and any broker-dealers, agents or underwriters that participate in the distribution of any securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be deemed to be underwriting compensation under the Securities Act of 1933, as amended.

        Investing in the notes or the common stock issuable upon their conversion involves risks. See "Risk Factors" beginning on page 6 of this prospectus and under "Business" in our most recent Form 10-K that has been filed under the Securities Exchange Act of 1934, as amended, and that is incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2003.

        You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. The selling securityholders are not making an offer of the securities to be sold under this prospectus in any jurisdictions where the offers or sales are not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof.

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FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate", "estimate", "plan", "project", "continuing", "ongoing", "expect", "will", "could", "may", "management believes", "we believe", "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and incorporated by reference in this prospectus. The key factors that could cause actual results to differ materially from the forward-looking statements include:

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  scientific and technological uncertainties regarding our product candidates;

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  risks and uncertainties regarding the adequacy of our clinical trial processes and whether the results of those clinical trials will be adequate to support regulatory filings and/or approvals;

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  risks associated with timing of clinical trials for exenatide and other drug candidates;

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  risks associated with timing of regulatory approval of SYMLIN® (pramlintide acetate) by the FDA and other regulatory agencies;

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  developments or changes in our relationships with current or future collaborative partners;

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  our ability to raise additional needed capital or consummate strategic or corporate partner transactions on favorable terms or at all; and

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  dependence on third party service providers and manufacturers of our products.

        Because the factors referred to above, as well as the risk factors beginning on page 6 of this prospectus and the factors incorporated by reference in this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. You should read these factors and the other cautionary statements we make in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements that we make in this prospectus and in the documents we incorporate by reference. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        SYMLIN is our trademark. All other brand names or trademarks appearing or incorporated by reference in this prospectus are the property of their respective holders.

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SUMMARY

        This summary provides an overview of selected information and does not contain all the information you should consider. You should read the entire prospectus, including the section entitled "Risk Factors", and the documents incorporated by reference in this prospectus, carefully before making an investment decision. When used in this prospectus, unless otherwise indicated, the terms "we", "our", and "us" refer to Amylin and its subsidiaries.

Amylin Pharmaceuticals, Inc.

        We are a biopharmaceutical company engaged in the discovery, development and commercialization of drug candidates for the treatment of diabetes and other metabolic diseases. We currently have two lead drug candidates in late stage development for the treatment of diabetes, SYMLIN® (pramlintide acetate) and exenatide, formerly referred to as AC2993 (synthetic exendin-4). We have received a letter from the United States Food and Drug Administration, or FDA, indicating that SYMLIN is approvable for marketing in the United States, as an adjunctive therapy with insulin, subject to satisfactory results from additional clinical trials. We recently completed the additional clinical trials requested by the FDA following our receipt of the approvable letter and submitted an amendment to our new drug application, or NDA, for SYMLIN in June 2003. Our second candidate, exenatide, is in pivotal Phase 3 clinical trials. Additionally, we are developing a sustained release formulation of exenatide, exenatide LAR, that is in Phase 2 clinical trials.

        In September 2002, we entered into a collaboration agreement with Eli Lilly and Company, or Lilly, for the worldwide development and commercialization of exenatide and sustained release formulations of that compound, including exenatide LAR. Under the terms of the agreement, Lilly made initial payments to us totaling $110 million, of which $30 million was for the purchase of approximately 1.6 million shares of our common stock. Lilly has also agreed to make future development and commercialization milestone payments of up to $215 million upon achievement of these milestones. In the United States, Lilly will co-promote exenatide and sustained release formulations of exenatide with us, and each company will receive 50% of the operating profits. Outside of the United States, Lilly will be primarily responsible for commercialization efforts, and operating profits will be shared approximately 80% to Lilly and 20% to us. Pursuant to our co-promotion agreement with Lilly, we will record all U.S. product revenues, and Lilly will record all other product revenues. Lilly has also committed to lend us up to $110 million, under certain circumstances, to fund development and commercialization efforts.

        We are developing additional drug candidates for the treatment of metabolic diseases. These include AC3056, which is in early-stage clinical development for the treatment of atherosclerosis-related cardiovascular disease. In January 2003, we acquired a Phase 2 program utilizing continuous infusion of glucagon-like peptide 1, or GLP-1, for the treatment of patients with severe congestive heart failure. We are studying AC162352 (Peptide YY 3-36), our preclinical candidate for the potential treatment of obesity. We maintain a focused research and development program to discover and in-license additional drug candidates for the treatment of metabolic diseases.

        In June 2003, we announced that Ginger L. Graham had been named our President and Chief Executive Officer, effective September 1, 2003. Ms. Graham has been a member of our board of directors since 1995, where she has chaired the audit committee, and recently worked with Guidant Corporation, a medical technology company, where she was Group Chairman, Office of the President, and responsible for Guidant's global operations. Joseph C. Cook, Jr., our current Chief Executive Officer, will remain in that role until September 2003 and thereafter will continue as Chairman of our board of directors.

        Our principal executive offices are located at 9373 Towne Centre Drive, San Diego, CA 92121, and our telephone number is (858) 552-2200. We were incorporated in Delaware in September 1987. We maintain a worldwide website at www.amylin.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained on our website. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and all amendments to those reports that we file with the Securities and Exchange Commission, or SEC, are currently available free of charge to the general public through our website at www.amylin.com. These reports are accessible on our website at a reasonably practicable time after being filed with the SEC.

Securities To Be Registered

        The notes were originally issued and sold by us to the initial purchasers, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated, in an offering exempt from registration under the Securities Act. The initial purchasers resold the notes in transactions exempt from registration under Rule 144A of the Securities Act. For additional information regarding the notes, see "Description of the Notes."

Issuer	Amylin Pharmaceuticals, Inc.
Securities	$175,000,000 aggregate principal amount of 2.25% convertible senior notes due 2008.
Maturity Date	June 30, 2008.
Interest
2.25% per annum on the principal amount, payable semi-annually in arrears in cash on June 30 and December 30 of each year, commencing December 30, 2003. The first interest payment will include interest from June 23, 2003.
Conversion
You may convert the notes into shares of common stock at a conversion rate of 30.7266 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $32.55 per share of common stock. The conversion rate is subject to adjustment in certain events.

You may convert the notes at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes. Holders of notes called for redemption or repurchase will be entitled to convert the notes up to and including the business day prior to the date fixed for redemption or repurchase, as the case may be. See "Description of the Notes—Conversion Rights".

Ranking
The notes are senior unsecured obligations and rank equal in right of payment with any existing and future unsecured and unsubordinated indebtedness. The notes are effectively subordinated to any existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Following successful completion of our three ongoing Phase 3 trials for exenatide and contingent on certain other events, Lilly will make available to us, and we may borrow under, a $110 million loan facility to fund a portion of our development and commercialization costs for exenatide. If we incur any debt under the Lilly loan facility, it will be secured by certain of our patents and substantially all of our non-intellectual property assets. The notes are also "structurally subordinated" to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries, including trade payables in existence on or after the date hereof. As of June 30, 2003, our subsidiaries had approximately $0.1 million of indebtedness and other liabilities as to which the notes were "structurally subordinated", excluding intercompany liabilities. The indenture under which the notes were issued does not restrict us or any of our subsidiaries from incurring additional senior or other indebtedness and other liabilities, including secured indebtedness. See "Description of the Notes—General".
Global Notes; Book Entry System
We issued the notes only in fully registered form without interest coupons and in denominations of $1,000 and greater multiples. The notes are evidenced by global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of the Notes—Form, Denomination, Transfer, Exchange and Book- Entry Procedures".
No Redemption Period	Before June 30, 2006, the notes are not subject to redemption.
Provisional Redemption Period
We may redeem the notes in whole or in part at any time on or after June 30, 2006 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date if: (1) the closing price of our common stock on the Nasdaq National Market has exceeded 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption; and (2) the registration statement of which this prospectus is a part is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required. If we redeem the notes under these circumstances, we will make an additional payment on the redeemed notes equal to $112.94 per $1,000 principal amount of notes, less the amount of any interest actually paid or accrued and unpaid on the notes. We may make these additional payments, at our option, in cash or in our common stock or common stock of our parent or a combination thereof. See "Description of the Notes—Provisional Redemption by Amylin".

Repurchase at Holder's Option upon a Change in Control
You may require us to repurchase your notes upon a change in control in cash, or, at our option, in our common stock or the common stock of our parent company or a combination of cash and common stock, at 100% of the principal amount of the notes plus accrued and unpaid interest. If we pay the repurchase price in common stock, the common stock will be valued at 95% of the average closing sales price of the common stock on the Nasdaq National Market for the five consecutive trading days ending on the third trading day prior to the repurchase date. See "Description of the Notes—Repurchase at Option of Holders Upon a Change in Control".
Use of Proceeds	We will not receive any of the proceeds of the sale by the selling securityholders of the notes or the common stock into which the notes may be converted.
Events of Default	The following are events of default under the indenture for the notes:
	•	we fail to pay the principal of or any premium on any note when due;
	•	we fail to pay any interest or any liquidated damages on any note when due, which failure continues for 30 days;
	•	we fail to provide notice of a change in control;
•
we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;
•
we fail to pay when due at its stated maturity, or acceleration thereof, any indebtedness for money borrowed by us or any of our significant subsidiaries in excess of $25 million and such indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and
	•	events of bankruptcy, insolvency or reorganization specified in the indenture.
See "Description of the Notes—Events of Default".
Nasdaq National Market Symbol for Common Stock	AMLN.
Governing Law	The indenture and the notes are governed by the laws of the State of New York.

Risk Factors

        You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to investing in the notes or the common stock issuable upon conversion of the notes. In particular, we urge you to carefully consider the information set forth under "Risk Factors" beginning on page 6 for a discussion of risks and uncertainties relating to us, our business and an investment in the notes or the common stock issuable upon conversion of the notes.

Ratio of Earnings To Fixed Charges

        Our ratio of earnings to fixed charges for the years ended December 31, 1998 through 2002 and the six months ended June 30, 2002 and 2003 are set forth in the table below.

						Six Months Ended June 30,		Pro Forma
Years Ended December 31,
								Year Ended December 31, 2002	Six Months Ended June 30, 2003
	1998	1999	2000	2001	2002	2002	2003
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—	—	—	—

        The ratio of earnings to fixed charges is computed by dividing "earnings," or loss from continuing operations before income taxes plus fixed charges, by fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases we believe to be representative of interest. For purposes of calculating our pro forma ratio of earnings to fiscal charges, we have assumed as of the first day of the relevant period, the early extinguishment of our indebtedness to Johnson & Johnson, and the issuance of $175 million aggregate principal amount of the notes. The pro forma results are representative of the reduction in interest expense on our indebtedness to Johnson & Johnson and the additional interest expense associated with the issuance of the notes. "Earnings" were insufficient to cover fixed charges by $68.0 million and $49.3 million for the six months ended June 30, 2002 and 2003, respectively, $51.1 million, $30.9 million, $44.0 million, $72.0 million and $109.8 million for the years ended December 31, 1998 through 2002, respectively, and $107.8 million and $66.9 million on a pro forma basis for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

RISK FACTORS

        You should carefully consider and evaluate all of the information in or incorporated by reference in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of the notes and our common stock.

        Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward- looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate", "estimate", "plan", "project", "continuing", "ongoing", "expect", "will", "could", "may", "management believes", "we believe", "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.

Risks Related to Amylin

We have a history of operating losses, anticipate future losses, may not generate revenues from product sales and may never become profitable.

        We have experienced significant operating losses since our inception in 1987. As of June 30, 2003, we had an accumulated deficit of approximately $585 million. We expect to incur significant additional operating losses over the next few years. We have derived substantially all of our revenues to date from development funding, fees and milestone payments under collaborative agreements and from interest income. To date, we have not received any revenues from product sales. To achieve profitable operations, we, alone or with others, must successfully develop, manufacture, obtain required regulatory approvals and market our drug candidates. We may never become profitable. If we become profitable, we may not remain profitable.

We will require future capital and are uncertain of the availability or terms of additional funding. If our capital becomes insufficient and additional funding is unavailable, inadequate, or not available on acceptable terms, it may adversely affect the trading price of the notes and our common stock.

        We must continue to find sources of capital in order to complete the development and commercialization of our drug candidates. Our future capital requirements will depend on many factors, including:

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  progress with our preclinical studies and clinical studies;

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  the continuation of our collaboration with Lilly for the development and commercialization of exenatide and sustained release formulations of exenatide;

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  our ability to meet milestone objectives under our collaboration with Lilly;

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  our access to loan amounts under our collaboration with Lilly;

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  scientific progress in our other research programs and the magnitude of these programs;

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  the time and costs involved in obtaining regulatory approvals for the marketing of any of our drug candidates;

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  the costs of manufacturing any of our drug candidates;

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  our ability, and the ability of any partner, to effectively market, sell and distribute SYMLIN, exenatide and our other drug candidates, including exenatide LAR and AC3056, subject to obtaining regulatory approval;

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  our ability to establish one or more marketing, distribution or other commercialization arrangements for SYMLIN and AC3056;

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  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents or defending ourselves against competing technological and market developments; and

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  the potential need to repay existing indebtedness.

        You should be aware that:

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  we may not be able to obtain additional financial resources in the necessary time frame or on terms favorable to us, if at all;

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  any available additional financing may not be adequate; and

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  we may be required to use a portion of future financing to repay existing indebtedness to our current or future creditors.

        Following successful completion of our three ongoing Phase 3 trials for exenatide and contingent on certain other events, Lilly will make available to us, and we may borrow under, a $110 million loan facility to fund a portion of our development and commercialization costs for exenatide. If we incur any debt under the Lilly loan facility, it will be secured debt and will become due beginning upon the earlier of June 30, 2007 or the first anniversary of the date when a product developed under our collaboration with Lilly is first launched.

        In the event we are unable to obtain additional financing on acceptable terms, we may not have the financial resources to continue research and development of SYMLIN, exenatide or any of our other drug candidates and we could be forced to curtail or cease our operations, which would adversely affect the trading price of the notes and our common stock.

We are substantially dependent on our collaboration with Lilly for the development and commercialization of exenatide and exenatide LAR.

        We have entered into collaborative arrangements with Lilly to develop and commercialize exenatide and sustained release formulations of exenatide, including exenatide LAR. We entered into this collaboration in order to:

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  fund some of our research and development activities;

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  assist us in seeking and obtaining regulatory approvals; and

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  assist us in the successful commercialization of exenatide and exenatide LAR.

        In general, we cannot control the amount and timing of resources that Lilly may devote to our collaboration. If Lilly fails to assist in the development and commercialization of exenatide and sustained release formulations of exenatide, or if Lilly's efforts are not effective, our business may be negatively affected. Our collaboration with Lilly may not continue or result in commercialized drugs. Lilly can terminate our collaboration under certain circumstances, some of which are outside of our control. If Lilly ceased funding and/or developing exenatide or sustained release formulations of exenatide it would have a material adverse effect on our business.

We may be unable to obtain regulatory clearance to market our drug candidates in the United States or abroad on a timely basis, or at all.

        Our drug candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA and other regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA may refuse to approve an application for approval of a drug candidate if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval.

        The data collected from our clinical trials may not be sufficient to support approval of SYMLIN, exenatide or any of our other drug candidates by the FDA or any foreign regulatory authorities. With respect to SYMLIN, we submitted a new drug application to the FDA for marketing approval in December 2000. In October 2001, the FDA completed its review of our application and indicated that SYMLIN is approvable for both type 1 and insulin-using type 2 diabetes. However, the FDA also indicated that the ultimate approval of SYMLIN will require that we achieve satisfactory results from additional clinical work. After consultation with the FDA, we initiated a seven-month dose titration study of SYMLIN focused on safety involving approximately 300 patients with type 1 diabetes and a few small studies to clarify suggested prescribing information. We do not expect the FDA to require any extended studies in type 2 diabetes patients as a condition to granting marketing approval of SYMLIN in the United States. We recently completed the additional clinical trials requested by the FDA following our receipt of the approvable letter for SYMLIN and submitted an amendment to our NDA for SYMLIN in June 2003.

        We submitted an MAA for SYMLIN to European regulatory authorities in May 2001. In October 2002, following consultation with the European Committee for Proprietary Medicinal Products, we determined that additional information will be required to continue the review of SYMLIN in Europe. The European centralized regulatory procedure provides no mechanism for adding new information to an application in progress; therefore, we withdrew our MAA for SYMLIN. We are engaging in further discussions with European regulatory authorities and other regulatory experts to clarify regulatory alternatives and requirements for SYMLIN.

        With respect to exenatide, exenatide LAR and AC3056, we are currently in the process of conducting Phase 3, Phase 2 and Phase 1 clinical studies, respectively. It is possible that the FDA or other regulatory authorities may deem our clinical trial results insufficient to meet regulatory requirements for marketing approval or may limit approval for only selected uses. With respect to exenatide and exenatide LAR, Lilly is primarily responsible for obtaining regulatory approvals in territories outside the United States.

        Moreover, manufacturing facilities operated by the third party manufacturers with whom we may contract to manufacture SYMLIN, exenatide and our other drug candidates may not pass an FDA or other regulatory authority preapproval inspection. Any failure or delay in obtaining these approvals could prohibit or delay us or any of our business partners from marketing these drug candidates. Consequently, even if we believe that preclinical and clinical data are sufficient to support regulatory approval for these drug candidates, the FDA and foreign regulatory authorities may not ultimately approve SYMLIN, exenatide or our other drug candidates for commercial sale in any jurisdiction. If these drug candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of any of our product candidates and we may not be able to generate revenues from the commercial sale of any of our product candidates.

Delays in the conduct or completion of our clinical trials or the analysis of the data from our clinical trials may result in delays in our planned filings for regulatory approvals, and may adversely affect our ability to enter into new collaborative arrangements.

        We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical studies that will cause us or regulatory authorities to delay or suspend our ongoing clinical studies, delay or suspend planned clinical studies, or delay the analysis of data from our completed or ongoing clinical studies. If the results of our ongoing or planned clinical studies for our product candidates are not available when we expect or if we encounter any delay in the analysis of data from our clinical studies:

  •
  we may be unable to complete our Phase 3 clinical program for exenatide;

  •
  we may be unable to complete our Phase 2 studies of exenatide LAR;

  •
  we may be unable to commence Phase 2 studies of AC3056;

  •
  we may have to delay our planned filings for regulatory approval of our drug candidates;

  •
  some of our potential milestone payments under our collaboration with Lilly may become convertible into shares of our common stock;

  •
  we may not have the financial resources to continue research and development of any of our drug candidates; and

  •
  we may not be able to enter into additional collaborative arrangements relating to any drug candidate subject to delay in clinical studies or delay in regulatory filings.

        In addition, in the event of delays in our Phase 3 clinical program for exenatide, Lilly may terminate our collaboration for the development and commercialization of exenatide and sustained release formulations of exenatide on three months notice. Moreover, if the FDA does not accept for filing a new drug application for exenatide by December 31, 2005, and for a sustained release formulation of exenatide by December 31, 2007, Lilly will have the right to convert a portion of future milestone payments that we receive under our collaboration into shares of our common stock at a conversion price equal to the fair market value of our common stock at the time of any such conversion.

        Any of the following could delay the completion of our ongoing and planned clinical studies:

  •
  ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

  •
  delays in enrolling volunteers;

  •
  lower than anticipated retention rate of volunteers in a clinical trial;

  •
  negative results of clinical studies;

  •
  insufficient supply or deficient quality of drug candidate materials or other materials necessary for the performance of clinical trials;

  •
  our inability to reach agreement with Lilly regarding the scope, design, conduct or costs of clinical trials with respect to exenatide or sustained release formulations of exenatide; or

  •
  serious side effects experienced by study participants relating to a drug candidate.

Even if we obtain initial regulatory approval for a drug candidate, if we fail to comply with extensive continuing regulations enforced by domestic and foreign regulatory authorities, it could harm our ability to generate revenues and the trading price of the notes and our common stock could fall.

        Even if we or our business partners are able to obtain regulatory approval for a drug candidate in the United States or other countries, the approval will be subject to continual review, and newly discovered or developed safety issues may result in revocation of the regulatory approval. Moreover, if we obtain marketing approval for a drug candidate in the United States, the marketing of the product will be subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved uses. The manufacturing facilities for our drug candidates are also subject to continual review and periodic inspection and approval of manufacturing modifications. Domestic manufacturing facilities are subject to biennial inspections by the FDA and must comply with the FDA's Good Manufacturing Practices regulations. In complying with these regulations, manufacturers must spend funds, time and effort in the areas of production, record keeping, personnel and quality control to ensure full technical compliance. Failure to comply with any of these post-approval requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions or any unanticipated changes in existing regulatory requirements or the adoption of new requirements could adversely affect our ability to market products and generate revenues and thus adversely affect our ability to continue as a going concern and cause the trading price of the notes and our common stock to fall.

        The manufacturers of our drug candidates also are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. In the future, our manufacturers may incur significant costs to comply with those laws and regulations, which could increase our manufacturing costs and reduce our ability to operate profitably.

We have not previously sold, marketed or distributed any products and may not be able to successfully commercialize SYMLIN, exenatide or other drug candidates.

        We have not previously sold, marketed or distributed any products. As our drug candidates progress towards ultimate commercialization, we will need to develop our sales and marketing abilities with respect to those candidates. We recently agreed to promote Humatrope, a Lilly product, to selected endocrinologists in the United States for a short period of time. To promote Humatrope, we hired a small national sales force and related support staff. To market SYMLIN and exenatide, if approved, we will need to develop a significantly larger internal sales and marketing function. We may be unable to successfully hire and retain key sales and marketing personnel that we need to effectively manage and carry out the commercialization of Humatrope, SYMLIN, exenatide and other drug candidates. Even if we manage to hire and retain necessary personnel, we may be unable to implement our sales, marketing and distribution strategies effectively or profitably. In addition, while our commercialization plan for SYMLIN provides for the staged hiring of sales and marketing personnel and deferral of costs, where possible, because our agreement to promote Humatrope is only for a short period of time, in the event that SYMLIN, exenatide or another of our drug candidates is not approved for marketing by the FDA, we will have incurred significant expenses for the buildup of a sales force that we may not be able to recover.

Our ability to enter into third party relationships is important to our successful development and commercialization of SYMLIN, exenatide and our other drug candidates and our potential profitability.

        To market any of our products in the United States or elsewhere, we must develop internally or obtain access to sales and marketing forces with technical expertise and with supporting distribution capability in the relevant geographic territory. With respect to sales, marketing and distribution outside the United States, we will be substantially dependent on Lilly for activities relating to exenatide and sustained release formulations, including exenatide LAR. We believe that we will likely need to enter into marketing and distribution arrangements with third parties for, or find a corporate partner who can provide support for, the commercialization of SYMLIN or our other drug candidates outside the United States. We may also enter into arrangements with third parties for the commercialization of SYMLIN or any of our other drug candidates within the United States. With respect to exenatide and exenatide LAR, we intend to co-promote those drug candidates with Lilly within the United States. If Lilly ceased commercializing exenatide or exenatide LAR for any reason, we would likely need to either enter into a marketing and distribution arrangement with a third party for those products or significantly increase our internal sales and commercialization infrastructure.

        We may not be able to enter into marketing and distribution arrangements or find a corporate partner for SYMLIN or our other drug candidates. If we are not able to enter into a marketing or distribution arrangement or find a corporate partner who can provide support for commercialization of our drug candidates as we deem necessary, we may not be able to successfully perform these marketing or distribution activities. Moreover, any new marketer or distributor or corporate partner for our drug candidates, including Lilly, with whom we choose to contract may not establish adequate sales and distribution capabilities or gain market acceptance for our products, if any.

Pricing regulations and reimbursement limitations may reduce our potential revenues from the sale of future products.

        The requirements governing product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we may obtain regulatory approval for a product in a particular country, but then be subject to price regulations that reduce our revenues from the sale of the product. Also, in some foreign markets, pricing of prescription pharmaceuticals is subject to continuing governmental control even after initial marketing approval.

        Our ability to commercialize our products successfully also will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors sometimes challenge the prices charged for medical products and services. If we succeed in bringing SYMLIN, exenatide or any other product candidate to the market, we cannot be certain that the products will be considered cost effective and that reimbursement will be available or will be sufficient to allow us to sell the products on a competitive basis.

We do not manufacture our own drug candidates and may not be able to obtain adequate supplies, which could cause delays or reduce profit margins.

        The manufacturing of sufficient quantities of new drug candidates is a time-consuming and complex process. We currently have no facilities for the manufacture of SYMLIN, exenatide or our other drug candidates and rely on third parties to provide manufacturing capability.

        We work with three contract suppliers, Bachem California, UCB-Bioproducts and Mallinckrodt, who have the capabilities for the commercial manufacture of bulk SYMLIN. In addition, in connection with our clinical trials, we currently rely on one manufacturer, OMJ Pharmaceuticals, Inc., for dosage form SYMLIN in vials, one manufacturer, CP Pharmaceuticals Ltd., for dosage form SYMLIN in cartridges and one manufacturer, Disetronic Medical Systems, of pens for delivery of SYMLIN in cartridges. These manufacturers may not be able to make the transition to commercial production. While we believe that business relations between us and our contract manufacturers are good, we do not have long term supply agreements with many of our contract manufacturers, and we cannot predict whether any of the manufacturers that we may use will meet our requirements for quality, quantity or timeliness for the manufacture of bulk SYMLIN, dosage form SYMLIN or pens. Therefore, we may not be able to obtain supplies of products with acceptable quality, on acceptable terms or in sufficient quantities, if at all. Our dependence on third parties for the manufacture of products may also reduce our profit margins and our ability to develop and deliver products in a timely manner.

        If any of our existing or future manufacturers cease to manufacture or are otherwise unable to deliver SYMLIN, exenatide or our other products, in either bulk or dosage form, or other product components, including pens for the delivery of these products, we may need to engage additional manufacturers. The cost and time to establish manufacturing facilities would be substantial. As a result, using a new manufacturer could disrupt our ability to supply our products and/or reduce our profit margins. Any delay or disruption in the manufacturing of bulk product, the dosage form of our products or other product components, including pens for delivery of our products, could harm our ability to generate product sales, harm our reputation and require us to raise additional funds.

Our other research and development programs may not result in additional drug candidates, which could limit our ability to generate revenue.

        Our research and development programs for drug candidates other than SYMLIN and exenatide are at an early stage. Any additional drug candidates will require significant research, development, preclinical and clinical testing, regulatory approval and/or commitments of resources before commercialization. We cannot predict whether our research will lead to the discovery of any additional product candidates that could generate revenues for us.

If our patents are determined to be unenforceable or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

        As of June 30, 2003, we owned or held exclusive rights to 41 issued U.S. patents and approximately 52 pending U.S. patent applications. Of these issued patents and patent applications, we have a total of 17 issued U.S. patents and 10 pending U.S. patent applications that we believe are relevant to the development and commercialization of SYMLIN and two issued U.S. patents and 14 pending U.S. patent applications that we believe are relevant to the development and commercialization of exenatide or exenatide LAR. We also own or hold exclusive rights to various foreign patent applications that correspond to issued U.S. patents or pending U.S. patent applications. We do not hold composition-of-matter patents covering exenatide or exenatide LAR.

        Our success will depend in part on our ability to obtain patent protection for our products and technologies both in the United States and other countries. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. In addition, because patent applications in the United States are maintained in secrecy for eighteen months after the filing of the applications, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. In the event that a third party has also filed a patent on a similar invention, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in a loss of our patent position. Furthermore, we may not have identified all U.S. and foreign patents that pose a risk of infringement.

Litigation regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm our ability to operate.

        Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. As a result, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Third parties may challenge or infringe upon existing or future patents. In the event that a third party challenges a patent, a court may invalidate the patent or determine that the patent is not enforceable. Proceedings involving our patents or patent applications or those of others could result in adverse decisions about:

  •
  the patentability of our inventions and products relating to our drug candidates; and/or

  •
  the enforceability, validity or scope of protection offered by our patents relating to our drug candidates.

        The manufacture, use or sale of any of our drug candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to successfully defend an infringement action or have infringing patents declared invalid, we may:

  •
  incur substantial monetary damages;

  •
  encounter significant delays in bringing our drug candidates to market; and/or

  •
  be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment requiring licenses.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

        In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Competition in the biotechnology and pharmaceutical industries may result in competing products, superior marketing of other products and lower revenues or profits for us.

        There are many companies that are seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders. Our competitors include multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. A number of our largest competitors, including Bristol-Myers Squibb Company, Eli Lilly and Company, GlaxoSmithKline, Merck & Co., Novartis, Novo Nordisk and Takeda Pharmaceuticals, are pursuing the development or marketing of pharmaceuticals that target the same diseases that we are targeting, and it is possible that the number of companies seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders will increase. Many of our competitors have substantially greater financial, technical and human resources than we do. In addition, many of these competitors have significantly greater experience than we do in undertaking preclinical testing and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for products more rapidly than we do, which would provide these competitors with an advantage for the marketing of products with similar potential uses. Furthermore, if we are permitted to commence commercial sales of products, we may also be competing with respect to manufacturing and product distribution efficiency and sales and marketing capabilities, areas in which we have limited or no experience as an organization.

        Our target patient population for SYMLIN is people with diabetes whose therapy includes multiple insulin injections daily. Exenatide is currently being studied for the treatment of type 2 diabetes. Other products are currently in development or exist in the market that may compete directly with the products that we are seeking to develop and market. Various products are available to treat type 2 diabetes, including:

  •
  sulfonylureas;

  •
  metformin;

  •
  insulin;

  •
  glinides;

  •
  alpha-glucosidase inhibitors; and

  •
  thiazolidinediones.

        In addition, several companies are developing various approaches to improve treatments for type 1 and type 2 diabetes. We cannot predict whether our drug candidates, even if successfully tested and developed, will have sufficient advantages over existing products to cause health care professionals to adopt them over other products or that our drug candidates will offer an economically feasible alternative to existing products.

We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make our products obsolete and reduce our revenues.

        Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any products that we develop may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

        We are highly dependent on Joseph C. Cook, Jr., our Chairman and, until September 1, 2003, our Chief Executive Officer, and the other principal members of our executive and scientific teams, and expect that we will also be highly dependent on Ginger L. Graham, once she becomes our new Chief Executive Officer on September 1, 2003. The loss of the services of any of these persons might impede the achievement of our research, development and commercialization objectives. Recruiting and retaining qualified sales, marketing and scientific personnel will also be critical to our success. Although we believe we will be successful in attracting and retaining skilled and experienced sales, marketing and scientific personnel, we may not be able to attract and retain these personnel on acceptable terms given the competition between numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain "key person" insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating research and development strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Our business has a substantial risk of product liability claims, and insurance may be expensive or unavailable.

        Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Product liability claims could result in a recall of products or a change in the indications for which they may be used. We currently have limited product liability insurance, including clinical trial insurance, and will seek additional coverage prior to marketing any of our drug candidates. We cannot assure you that our insurance will provide adequate coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may not be able to maintain current amounts of insurance coverage, obtain additional insurance or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

Our activities involve the use of hazardous materials, which subject us to regulation, related costs and delays and potential liabilities.

        Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

We have implemented anti-takeover provisions that could discourage or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and as a result our management may become entrenched and hard to replace.

        Provisions in our certificate of incorporation and bylaws, as amended, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include:

  •
  allowing our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  •
  allowing our board of directors to issue, without stockholder approval, up to 5.5 million shares of preferred stock with terms set by the board of directors;

  •
  limiting the ability of holders of our outstanding common stock to call a special meeting of our stockholders; and

  •
  preventing stockholders from taking actions by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders.

        Each of these provisions, as well as selected provisions of Delaware law, could discourage potential takeover attempts, could adversely affect the trading price of the notes and our common stock and could cause our management to become entrenched and hard to replace. In addition to provisions in our charter documents and under Delaware law, an acquisition of our company could be made more difficult by our employee benefits plans and our employee change in control plan, under which, in connection with a change in control, stock options held by our employees may become vested and our executive officers may receive severance benefits. We also have implemented a stockholder rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire us on a hostile basis.

Our executive officers, directors and major stockholders control approximately 22% of our common stock.

        As of June 30, 2003, executive officers, directors and holders of 5% or more of our outstanding common stock, in the aggregate, owned or controlled approximately 22% of our outstanding common stock. As a result, these stockholders are able to influence all matters requiring approval by our stockholders, including the election of directors and the approval of corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these stockholders.

Substantial future sales of our common stock by existing stockholders or by us could cause the trading price of the notes and our common stock to fall.

        Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the trading price of the notes and our common stock to drop. Likewise, additional convertible debt or equity financings or other share issuances by us, including shares issued in connection with potential future strategic alliances and the uncertain number of additional shares that we may be required to issue under our agreements with Lilly, could adversely affect the trading price of the notes and our common stock. We have agreed not to, and our executive officers and directors have agreed that they will not, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file a registration statement under the Securities Act relating to, any shares of common stock or securities convertible or exchangeable or exercisable for any shares of our common stock until September 16, 2003, subject to certain exceptions.

We have been named as a defendant in securities class action litigation that could result in substantial costs and divert management's attention and resources.

        We are involved in an ongoing class action lawsuit that was filed against us, our chief executive officer and another director in the United States District Court for the Southern District of California. The lawsuit alleges securities fraud in connection with various statements and alleged omissions relating to the development of SYMLIN, and seeks compensatory damages, payment of fees and expenses, and further relief. We may not be successful in our defense of such claims. If we are not successful, we could be forced to make changes to how we conduct our business or make significant payments to the plaintiffs' lawyers or our stockholders. Such changes or payments could have a material adverse effect on our business, financial condition and results of operations, particularly if any required payments are not entirely covered by our insurance. Even if our defense against such claims is successful, the litigation could result in substantial costs and divert management's attention and resources, which could adversely affect our business.

Significant volatility in the market price for our common stock could expose us to continued litigation risk.

        The market prices for securities of biopharmaceutical and biotechnology companies, including our common stock, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of these biopharmaceutical and biotechnology companies. Since January 1, 2000, the high and low sales price of our common stock varied significantly, as shown in the following table:

	High	Low
Year ending December 31, 2003
Third Quarter (through August 11, 2003)	$25.00	$20.95
Second Quarter	26.86	15.47
First Quarter	17.95	13.73
Year ended December 31, 2002
Fourth Quarter	$18.98	$14.45
Third Quarter	17.24	8.85
Second Quarter	11.86	8.01
First Quarter	11.10	7.32
Year ended December 31, 2001
Fourth Quarter	$11.20	$5.41
Third Quarter	11.11	4.94
Second Quarter	15.01	8.50
First Quarter	12.19	5.00

        Given the uncertainty of our future funding and of regulatory approval of SYMLIN, exenatide and our other drug candidates, we may continue to experience volatility of our stock price for the foreseeable future, which could cause volatility in the trading price for the notes. In addition, the following factors may significantly affect the market price of our common stock and the trading price for the notes:

  •
  announcements of additional clinical study results;

  •
  announcements of determinations by regulatory authorities with respect to our drug candidates;

  •
  developments in our relationships with current or future collaborative partners;

  •
  our ability to successfully implement our commercialization strategies;

  •
  fluctuations in our operating results;

  •
  developments in our relationships with third party manufacturers of our products and other parties who provide services to us;

  •
  public concern as to the safety of drugs that we are developing;

  •
  technological innovations or new commercial therapeutic products by us or our competitors;

  •
  developments in patent or other proprietary rights; and

  •
  governmental policy or regulation.

        Broad market and industry factors also may materially adversely affect the market price of our common stock and the trading price for the notes, regardless of our actual operating performance. Periods of volatility in the market price of our common stock expose us to securities class-action litigation, and we may continue to be the target of such litigation as a result of market price volatility in the future.

Risks Related to the Offering

We may not be able to make required payments on our indebtedness, including the notes.

        Our ability to make payments on our debt, including the notes, will depend on our future operating performance and ability to generate cash and may also depend on our ability to obtain additional debt or equity financing. During each of the last five years and the six months ended June 30, 2003, our operating cash flows were negative and insufficient to cover our fixed charges. Our ability to generate sufficient operating cash flow to service our indebtedness, including the notes, and fund our operating requirements will depend on our ability, alone or with others, to successfully develop, manufacture, obtain required regulatory approvals for and market our drug candidates, as well as other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control. If we are unable to generate sufficient operating cash flow to service our indebtedness and fund our operating requirements, we may need to obtain additional debt or equity financing to do so, which may not be available to us on satisfactory terms or at all. In addition, if new indebtedness is incurred, the risks relating to our ability to service our indebtedness that we face could intensify.

The notes are unsecured, and future indebtedness could effectively rank senior to the notes.

        The notes are unsecured and rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness. The notes are effectively subordinated to any secured debt to the extent of the value of the assets that secure the indebtedness. Following successful completion of our three ongoing Phase 3 trials for exenatide and contingent on certain other events, Lilly will make available to us, and we may borrow under, a $110 million loan facility to fund a portion of our development and commercialization costs for exenatide. If we incur any debt under the Lilly loan facility, it will be secured by certain of our patents and substantially all of our non-intellectual property assets. The notes are also "structurally subordinated" to all indebtedness and other liabilities, including trade payables, of our existing and future subsidiaries. As of June 30, 2003, our subsidiaries had approximately $0.1 million of indebtedness and other liabilities as to which the notes were "structurally subordinated", excluding intercompany liabilities. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining after payment to our secured creditors and creditors of our existing and future subsidiaries to pay amounts due on any or all of the notes then outstanding.

        The indenture governing the notes does not prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness, and in particular the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we will incur additional indebtedness in the future, some or all of which may be secured indebtedness.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Amylin except to the extent described under "Description of the Notes—Repurchase at Option of Holders Upon a Change in Control".

We may be required to repurchase the notes upon a repurchase event.

        You may require us to repurchase all or any portion of your notes upon a repurchase event. We may not have sufficient cash funds to repurchase the notes upon a repurchase event. We may elect, subject to certain conditions, to pay the repurchase price in common stock or a combination of cash and common stock. Although there are currently no restrictions on our ability to pay the repurchase price, future debt agreements may prohibit us from repaying the repurchase price in either cash or common stock. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we were unable to repurchase the notes upon a repurchase event, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt.

We cannot assure you that an active trading market will develop for the notes.

        No public market exists for the notes, and we cannot assure you that an active trading market for the notes will develop or, if such market develops, how liquid it will be. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling securityholders of the notes or the shares of common stock issuable upon conversion of the notes.

        We received estimated net proceeds from the sale of the notes of approximately $169.9 million after deducting the initial purchasers' discounts and estimated offering expenses.

        We will use a portion of the net proceeds from the offering of the notes for research and development, the planned commercialization of SYMLIN pending regulatory approvals, and general corporate purposes. On July 21, 2003, we announced that we had used some of the net proceeds from the offering of the notes to repay all of our outstanding indebtedness to Johnson & Johnson, which collectively bore interest at a rate of approximately 8% per annum and which otherwise would have become due beginning in June 2005. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies, although we currently have not entered into any agreement relating to any such transaction. We have not identified precisely the aggregate amounts we plan to spend on each research and development program, on the commercialization of SYMLIN or on any specific acquisition or investment, if any, nor have we determined the timing of these expenditures. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the progress of our research, drug discovery and development programs, the results of preclinical and clinical studies and the timing of regulatory approvals.

DESCRIPTION OF THE NOTES

        The notes were issued under an indenture between us and J.P. Morgan Trust Company, National Association, as trustee. Because this section is a summary, it does not describe every aspect of the notes and the indenture. The following summaries of certain provisions of the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the notes and the indenture, including the definitions therein of certain terms. The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

        The notes are senior unsecured obligations of Amylin. The notes are limited to $175,000,000 aggregate principal amount. We are required to repay the principal amount of the notes in full on June 30, 2008.

        The notes bear interest at the rate per annum shown on the front cover of this prospectus from June 23, 2003. We will pay interest on the notes on June 30 and December 30 of each year, commencing on December 30, 2003. Interest payable per $1,000 principal amount of notes for the period from June 23, 2003 to December 30, 2003 will be approximately $11.69.

        You may convert the notes into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time before the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day prior to the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

        Before June 30, 2006, the notes are not subject to redemption. On or after June 30, 2006, we may redeem the notes at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date and the "make whole" payments described below under "—Provisional Redemption by Amylin", if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice. If we experience a change in control, you will have the right to require us to repurchase your notes as described below under "—Repurchase at Option of Holders Upon a Change in Control". The notes rank equal in right of payment with any existing and future unsecured and unsubordinated indebtedness. The notes are effectively subordinated to any existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Following successful completion of our three ongoing Phase 3 trials for exenatide and contingent on certain other events, Lilly will make available to us, and we may borrow under, a $110 million loan facility to fund a portion of our development and commercialization costs for exenatide. If we incur any debt under the Lilly loan facility, it will be secured by certain of our patents and substantially all of our non-intellectual property assets. The notes are also "structurally subordinated" to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries, including trade payables in existence on or after the date hereof. This occurs because our right to receive any assets of our subsidiaries upon their liquidation and reorganization, and your right to participate in those assets, are effectively subordinated to claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us. In addition, our secured creditors are entitled to receive payment on their claims by realizing on the collateral securing their claims prior to your right and that of our other senior unsecured creditors in respect of that collateral. As of June 30, 2003, our subsidiaries had approximately $0.1 million of indebtedness and other liabilities as to which the notes were "structurally subordinated", excluding intercompany liabilities. Neither we nor our subsidiaries are limited or restricted from incurring additional indebtedness, including secured debt, or providing guarantees of indebtedness under the indenture. The indenture does not impose any financial or similar covenants on us or our subsidiaries.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The notes were issued:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 and greater multiples.

        The notes are evidenced by global notes, which are deposited with the trustee, as custodian for the Depository Trust Company, or DTC, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        The global notes may not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

  •
  DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global notes or DTC ceases to be a registered clearing agency or ceases doing business or announces an intention to cease doing business; or

  •
  an event of default with respect to the notes represented by the global notes has occurred and is continuing.

        In those circumstances, DTC will determine in whose names any securities issued in exchange for the global notes will be registered.

        DTC or its nominee is considered the sole owner and holder of the global notes for all purposes, and as a result:

  •
  you cannot receive notes registered in your name if they are represented by the global notes;

  •
  you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

  •
  you are not considered to be the owner or holder of the global notes or any note they represent for any purpose; and

  •
  all payments on the global notes will be made to DTC or its nominee.

        The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global notes to these types of purchasers.

        Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global notes. The only place where the ownership of beneficial interests in the global notes appears and the only way the transfer of those interests can be made is on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

        Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

        We will make payments of interest on and principal of and the redemption or repurchase price of the global notes, as well as any payment of liquidated damages, to Cede, the nominee for DTC, as the registered owner of the global notes. We will make these payments by wire transfer of immediately available funds on each payment date.

        We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

        We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

        We also understand that neither DTC nor Cede consents or votes with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible, after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose account the notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global notes to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant or participants has or have given such direction.

        DTC has also advised us as follows:

  •
  DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

  •
  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

  •
  participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

  •
  certain participants, or their representatives, together with other entities, own DTC; and

  •
  indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The policies and procedures of DTC, which may change periodically, apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global notes. We and the trustee have no responsibility or liability for any aspect of DTC's or any participant's records relating to beneficial interests in the global notes, including for payments made on the global notes. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

  Conversion Rights

        You have the option to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The conversion rate is equal to 30.7266 shares of common stock per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $32.55 per share of common stock. Your right to convert a note called for redemption or delivered for repurchase terminates at the close of business on the business day prior to the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

        You may convert all or part of any note by delivering the note at the corporate trust office of the trustee, J.P. Morgan Trust Company, National Association, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

        As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate(s) will then be sent by the trustee to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

        If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next succeeding interest payment date. Accordingly, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the second business day following the next succeeding interest payment date.

        No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares of common stock upon conversion. Instead, we will pay cash in lieu of fractional shares of common stock based on the market price of our common stock at the close of business on the last trading day prior to the conversion date. For a summary of the U.S. federal income tax considerations relating to conversion of a note, see "Material United States Federal Income Tax Considerations—Conversion of Notes".

        You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

        The conversion rate will be adjusted on the occurrence of, among other things:

  •
  dividends and other distributions payable in our common stock on shares of our capital stock;

  •
  the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants; provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration;

  •
  subdivisions, combinations and reclassifications of our common stock;

  •
  distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, not including:

  •
  those dividends, rights, options, warrants and distributions referred to above;

  •
  dividends and distributions paid exclusively in cash other than those referred to in the next two succeeding bullet points; and

  •
  distributions upon mergers or consolidations discussed below;

  •
  distributions consisting exclusively of cash, excluding cash distributed upon a merger or consolidation discussed below, to all holders of our common stock in an aggregate amount that, combined together with:

  •
  other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made; and

  •
  any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 1% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

  •
  the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

  •
  any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made; and

  •
  the aggregate amount of any cash distributions to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

        We have issued rights to all of our holders of common stock pursuant to our stockholder rights plan described under "Description of Capital Stock—Stockholder Rights Plan". If any holder converts notes prior to the rights trading separately from the common stock, the holder will be entitled to receive rights in addition to the common stock. Following the occurrence of a separation event, holders will only receive common stock upon a conversion of any notes without the right. Instead, upon the occurrence of the separation event, the conversion ratio will be adjusted. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a reversing adjustment will be made.

        We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of our common stock resulting from certain dividends, distributions or issuances of rights or warrants. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

        In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

        We may increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds the conversion price by 105% in connection with an event that otherwise would be a change in control as defined below.

        If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares of common stock into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of the notes. See "Material United States Federal Income Tax Considerations".

Provisional Redemption by Amylin

        We may redeem any portion of the notes at any time on or after June 30, 2006 upon at least 30 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest and the "make whole" payment described below if (1) the closing price of our common stock on the Nasdaq National Market (or other primary exchange where our common stock is traded) has exceeded 140% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption and (2) the registration statement of which this prospectus is a part is effective and available for use and is expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

        If we redeem notes under these circumstances, we will make a "make whole" payment on the redeemed notes equal to $112.94 per $1,000 principal amount of notes, minus the amount of any interest actually paid or accrued and unpaid on the note prior to the redemption date. We must make these "make whole" payments on all notes called for redemption prior to June 30, 2008, including notes converted after the date we mailed the notice. We may make these "make whole" payments, at our option, either in cash or in our common stock or common stock of our parent or a combination thereof. We will specify the type of consideration for the "make whole" payment in the redemption notice. Payments made in our common stock will be valued at 95% of the average of the closing sales prices of our common stock on The Nasdaq National Market (or other United States national securities exchange where our common stock is traded) for the five consecutive trading days ending on the third trading day prior to the redemption date.

        No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

        We or a third party may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we or a third party purchase may, to the extent permitted by applicable law and subject to restrictions contained in our purchase agreement with the initial purchasers of the notes, be re-issued or resold or may, at our or such third party's option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

Payment and Conversion

        We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York.

        Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on June 15 or December 15, whether or not a business day, immediately preceding the relevant interest payment date (a "regular record date"). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

        Payments on any global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global notes, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        Notes may be surrendered for conversion at the corporate trust office of the trustee, J.P. Morgan Trust Company, National Association. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "—Conversion Rights".

        We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, we will maintain an office or agency in the Borough of Manhattan, New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "—Notices" below.

        All monies deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Repurchase at Option of Holders Upon A Change in Control

        If a "change in control" as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with accrued and unpaid interest to, but excluding, the repurchase date.

        At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock or common stock of our parent company or a combination of cash and such common stock valued at 95% of the average of the closing sales prices of our common stock on the Nasdaq National Market for the five consecutive trading days ending on the third trading day prior to the repurchase date. We may only pay the repurchase price in common stock if we satisfy conditions provided in the indenture.

        Within 30 days after the occurrence of a change in control, we are obligated to give each registered holder of notes notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a registered holder must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of such holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

        A change in control will be deemed to have occurred at the time that any of the following occurs:

  •
  any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  •
  we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

  •
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  •
  pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

  •
  which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

        However, a change in control will not be deemed to have occurred if:

  •
  the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

  •
  all of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control under the first and second bullet points in the preceding paragraph above consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depository receipts or other certificates representing common equity interests.

        For purposes of these provisions:

  •
  the conversion price is equal to $1,000 divided by the conversion rate;

  •
  whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

  •
  a "person" includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

        We may arrange for a third party to make an offer to repurchase the notes upon a change in control in the manner and otherwise in compliance with the requirements set forth in the indenture applicable to the offer to repurchase the notes validly tendered and not withdrawn under the terms of the offer to repurchase the notes.

        The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules to the extent they apply at that time.

        The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or disposition of less than all of our assets may be uncertain.

        The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our senior indebtedness or other indebtedness.

        Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our other debt. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

Mergers and Sales of Assets by Amylin

        We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any entity to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

  •
  the surviving entity formed by such consolidation or into or with which we are merged or the surviving entity to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the U.S., any state within the U.S. or the District of Columbia and, if we are not the surviving entity, the surviving entity executes and files with the trustee a supplemental indenture assuming the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture; and

  •
  immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Events of Default

        The following are events of default under the indenture:

  •
  we fail to pay the principal of or premium, if any, on any note when due;

  •
  we fail to pay any interest, including any liquidated damages, on any note when due, which failure continues for 30 days;

  •
  we fail to provide notice of a change in control;

  •
  we fail to perform any other covenant in the indenture, which failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

  •
  any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $25 million is not paid when due either at its stated

    maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries (as defined in the indenture).

        Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have furnished reasonable indemnity to the trustee. Subject to providing indemnification to the trustee and other conditions provided for in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization with respect to Amylin occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization with respect to Amylin occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "—Meetings, Modification and Waiver" below.

        You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

  •
  you give the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

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  the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

  •
  the trustee shall have failed to institute such proceeding within 60 days of the written request.

        However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including liquidated damages, on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

        We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

        The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

        Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes.

        Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest) may be waived, either:

  •
  with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

  •
  by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least a majority in aggregate principal amount of the notes at the time outstanding represented at such meeting.

        The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

        However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

  •
  change the stated maturity of the principal or interest of a note;

  •
  reduce the principal amount of, or any premium or interest on, any note;

  •
  reduce the amount payable upon a redemption or mandatory repurchase;

  •
  modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

  •
  modify the ranking of the notes in a manner adverse to the holders;

  •
  modify our right to redeem the notes in a manner adverse to the holders;

  •
  change the place or currency of payment on a note;

  •
  impair the right to institute suit for the enforcement of any payment on any note;

  •
  adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

  •
  modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

  •
  reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

  •
  reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

  •
  reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers of the notes, a copy of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, that we will, at our expense:

  •
  use our reasonable best efforts to cause the shelf registration statement, of which this prospectus is a part, to be declared effective under the Securities Act by December 20, 2003; and

  •
  use our reasonable best efforts to keep effective the shelf registration statement until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Amylin; and (iii) two years after the effective date of the shelf registration statement.

        We are permitted to suspend the use of this prospectus in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of this prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities copies of this prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

        We may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest, referred to as "liquidated damages", will accrue on the notes if on or prior to December 20, 2003, the shelf registration statement is not declared effective. Such an event is referred to herein as a registration default.

        In that case, liquidated damages will accrue on any notes and shares issued on conversion of the notes which are then registrable securities from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the liquidated damages began to accrue.

        The rates at which liquidated damages will accrue will be as follows:

  •
  0.25% of the principal amount per annum to and including the 90th day after the registration default; and

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  0.5% of the principal amount per annum from and after the 91st day after the registration default.

        In addition, liquidated damages will accrue on any notes and shares of common stock issued upon conversion of the notes which are then registrable securities if:

  •
  the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

  •
  the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

        In either event, liquidated damages will accrue at a rate of 0.5% per annum with respect to any notes and shares of common stock issued upon conversion of the notes which are then registrable securities from the 31st day of the 90-day period or the 91st day of the 12-month period until the earlier of the following:

  •
  the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

  •
  the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Amylin; and (iii) two years after the effective date of the shelf registration statement.

        A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

  •
  will be required to be named as a selling securityholder in this prospectus;

  •
  may be required to deliver this prospectus to purchasers;

  •
  may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

  •
  will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

        We will mail a notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the effective time of the shelf registration statement.

        No holder of registrable securities will be entitled:

  •
  to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective; or

  •
  to use this prospectus for offers and resales of registrable securities at any time, unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

        Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us. If we are required to send out a supplemental notice and questionnaire because of comments we receive from the SEC, holders of registrable securities may have less than 28 calendar days from the date on which the supplemental notice and questionnaire is first mailed to return a completed and signed supplemental notice and questionnaire to us.

        Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement.

        We agreed in the registration rights agreement to use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then primarily traded, upon effectiveness of the shelf registration statement.

        This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Notices

        Notice to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

        Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Satisfaction and Discharge

        We may discharge our obligations under the indenture, except as to the right of conversion and certain other rights of holders specified in the indenture, while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Replacement of Notes

        We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

        We will pay all stamp and other duties, if any, that may be imposed by the U.S. or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of shares of common stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

        The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

        If an event of default occurs and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200 million shares of common stock, $0.001 par value, and 7.5 million shares of preferred stock, $0.001 par value, of which 2.0 million shares have been designated as series A junior participating preferred stock. As of August 11, 2003, there were 93,196,254 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued upon conversion of the notes will be, fully paid and non-assessable.

Preferred Stock

        Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 7.5 million shares of preferred stock in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Our board has designated 2.0 million shares of preferred stock as series A junior participating preferred stock.

        The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the trading price of the notes and our common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

        Delaware Takeover Statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

        Charter Documents.    Our amended and restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our amended and restated certificate of incorporation:

  •
  generally prohibits the use of cumulative voting in the election of directors;

  •
  provides that the authorized number of directors may be changed only by resolution of our board of directors; and

  •
  authorizes our board of directors to issue blank check preferred stock, which, if convertible into common stock, could increase the number of shares of common stock outstanding.

        Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder, who must give us 120 days advance notice of a proposed nominee. Also, stockholders must give us 120 days advance notice of business to be brought by a stockholder before a stockholders' meeting. The authorized number of directors is fixed in accordance with our amended and restated certificate of incorporation. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our amended and restated bylaws also limit who may call a special meeting of stockholders.

        Our amended and restated certificate of incorporation contains a provision that requires the approval of the holders of 66 2/3% of our voting stock as a condition to a merger or various other business transactions with or proposed by an interested stockholder, which, for these purposes, means a holder of 15% or more of our voting stock. This approval is not required if the transaction is approved by our continuing directors, which, for these purposes, includes those of our directors who were either originally elected upon our incorporation, are not interested stockholders, or affiliated with an interested stockholder, or were nominated by, or whose election to the board of directors was recommended or approved by, a majority of the foregoing directors. This approval is also not required if certain minimum price criteria and other procedural requirements are met. The minimum price criteria generally require that, in a transaction in which stockholders are to receive payments, holders of our common stock must receive a value equal to the highest price paid by any interested stockholder for shares of our common stock during the prior two years and that such payment be made in cash or in the type of consideration paid by the interested stockholder for the greatest portion of its shares. Our board of directors believes that this provision will help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are effected. However, this provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent board of directors and that could be beneficial to stockholders.

        Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the trading price of the notes and our common stock.

Stockholder Rights Plan

        We have 2.0 million shares of series A junior participating preferred stock authorized and reserved for issuance in connection with our stockholder rights plan set forth in our Rights Agreement dated June 17, 2002 with American Stock Transfer and Trust Company, as rights agent. A copy of our Rights Agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Each outstanding share of our common stock has one preferred stock purchase right. The rights expire on June 16, 2012 unless exchanged or redeemed prior to that date. Our board may extend the expiration date.

        Generally, if any person or group acquires 15% or more of our common stock, the rights holders will be entitled to receive upon exercise of a preferred stock purchase right, the number of shares of common stock that, at that time, have a market value equal to twice the purchase price of the right. The shares of preferred stock acquired upon exercise of a purchase right are not redeemable and are entitled to preferential quarterly dividends. They are also entitled to preferential rights in the event of liquidation. Finally, if any business combination occurs in which our common shares are exchanged for shares of another company, each preferred share will be entitled to receive 100 times the amount received per common share of the company.

        If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, the number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the right. Our board has the right to redeem the purchase rights in certain circumstances for $.001 per share, subject to adjustment.

        The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in the board's opinion, would impair its ability to represent our stockholders' interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though a takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038 and its telephone number is (718) 921-8124.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This description does not provide a complete analysis of all potential tax consequences. The information provided below is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") published rulings and court decisions, all as currently in effect. These authorities may change, possibly on a retroactive basis, or the IRS might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the notes or common stock.

        This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws (such as banks or financial institutions, life insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding notes or common stock as part of a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for U.S. federal income tax purposes, persons subject to the alternative minimum tax provisions of the Internal Revenue Code, and U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar). This description deals only with notes and common stock held as capital assets within the meaning of Section 1221 of the Code. This description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular investors.

        Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of a note or common stock that is (i) a citizen or resident of the U.S. or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes; (ii) a corporation organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the U.S. can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. If you are not a U.S. Holder, this subsection does not apply to you and you should refer to "Non-U.S. Holders" below.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

        U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

        Under the terms of the notes, if a holder converts a note into our common stock after the record date but prior to the interest payment date (and thus receives the interest payment payable on the interest payment date, notwithstanding that as a result of the conversion the holder is not entitled to retain such payment), the holder is obligated to pay us an amount equal to the interest payable on the converted principal amount. The tax consequences to the holder of the receipt and repayment of this amount is uncertain. We believe that neither the receipt nor the repayment should be taken into account in computing the holder's taxable income. A taxing authority, however, may require the holder to recognize ordinary income in an amount equal to the interest payment received. In that case, we believe the holder should be allowed an offsetting deduction for the repayment. However, the holder may be required to capitalize (rather than deduct) the repaid interest payment as an addition to the adjusted tax basis in the common stock received in the conversion, or may otherwise be subject to certain limitations on the deductibility of the repaid interest payment.

Additional Payments

        If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. If, upon a change in control, an investor requires us to repurchase some or all of the investor's notes and we elect to pay the repurchase price in shares of our common stock, the value of the stock could be greater or less than the sum of the principal amount of the notes and accrued and unpaid interest. Additionally, if we call the notes for provisional redemption, under certain circumstances, on or after June 30, 2006, U.S. Holders would be entitled to a "make whole" premium in excess of stated principal and interest. We do not believe that, because of these potential additional payments, the notes should be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent debt instrument rules.

Sale, Exchange or Redemption of the Notes

        A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The U.S.

Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note, except that the portion of any proceeds attributable to accrued interest will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the U.S. Holder has a holding period with respect to the note of more than one year. In general, the maximum U.S. federal income tax rate for non-corporate taxpayers is currently 15% for long-term capital gain that is recognized before January 1, 2009 and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gain are subject to a maximum U.S. federal income tax rate of 35%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to certain limitations.

        If, upon a change in control, a holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price in shares of our common stock, the redemption would likely qualify as a recapitalization for U.S. federal income tax purposes if the notes qualify as "securities" for those purposes. Whether the notes qualify as "securities" is not free from doubt. Please consult your own tax advisor regarding such determination. If the redemption qualifies as a recapitalization, a U.S. Holder would not recognize any income, gain or loss on the holder's receipt of our common stock in exchange for notes (except to the extent the stock received is attributable to accrued interest). If the holder receives cash in lieu of fractional shares of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the stock (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The holder's holding period for the stock would include the period during which he held the note. If the redemption does not qualify as a recapitalization, a U.S. Holder may recognize income, gain or loss on the holder's receipt of our common stock in exchange for notes.

Conversion of Notes

        A U.S. Holder who converts his note into common stock generally will not recognize any income, gain or loss. The U.S. Holder will recognize gain, however, to the extent that the U.S. Holder receives cash in lieu of a fractional share. The U.S. Holder's aggregate basis in the common stock (including any fractional share for which cash is paid) will equal his adjusted basis in the note, and the U.S. Holder's holding period for the stock will include the period during which he held the note. If the holder receives cash in lieu of a fractional share of stock, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share.

Market Discount

        A purchaser who purchases notes for less than their original issue price will be subject to the market discount rules. Subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the U.S. Holder's adjusted tax basis in the note. If applicable, these provisions generally require a U.S. Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of disposition, unless the U.S. Holder elects to include market discount in income currently as it accrues with a corresponding increase in adjusted tax basis in the note. If you dispose of a note with market discount in certain otherwise non-taxable transactions, you must include accrued market discount as ordinary income as if you had sold the note at its then fair market value.

        This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. If a note with accrued market discount is converted into common stock pursuant to the conversion feature, the amount of such accrued market discount not previously included in income generally will be taxable as ordinary income on disposition of the common stock.

Amortizable Premium

        A U.S. Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) with a corresponding decrease in adjusted tax basis from the purchase date to the note's maturity date under a constant-yield method that reflects semi-annual compounding based on the note's payment period, but subject to special limitations if the note is subject to optional redemption at a premium. Amortizable premium will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature generally is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election to amortize Section 171 premium is not made, a U.S. Holder must include all amounts of taxable interest without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. Holder's gain or loss on disposition of the note.

Dividends

        If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the U.S. Holder's stock. Any remaining excess will be treated as capital gain. We are required to provide shareholders who receive dividends with an information return on Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits and is thus taxable. If the U.S. Holder is a U.S. corporation, it generally would be able to claim a deduction equal to a portion of any dividends received. In general, dividends paid to a noncorporate U.S. Holder in taxable years beginning before January 1, 2009 are taxable at a maximum rate of 15% provided that such holder holds the shares for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meets other holding period requirements.

        The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows U.S. Holders of notes to receive more shares of common stock on conversion may increase those noteholders' proportionate interests in our earnings and profits or assets. In that case, those noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to those noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result to U.S. Holders of notes, for example, if the conversion price were adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. On the other hand, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. Such dividends would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain.

Sale of Common Stock

        A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder has a holding period with respect to the stock of more than one year. In general, the maximum U.S. federal income tax rate for non-corporate taxpayers is currently 15% for long-term capital gain that is recognized before January 1, 2009 and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gain are subject to a maximum U.S. federal income tax rate of 35%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

        The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the payee fails to cooperate with the reporting regime by failing to provide the payee's taxpayer identification number to the payor or by furnishing an incorrect identification number, or if the payee has been notified by the IRS that the payee has failed to report interest or dividends on the payee's returns. The information reporting and backup withholding rules do not apply to payments to corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

        Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number.

        Payments made to U.S. Holders by a broker upon a sale of notes or common stock generally will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Any amounts withheld from a payment to a U.S. Holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. Holder.

Non-U.S. Holders

        This subsection describes the tax consequences to a Non-U.S. Holder. You are a Non-U.S. Holder if you are, for United States federal income tax purposes (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a foreign partnership, or (iv) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note. If you are a U.S. Holder, this subsection does not apply to you.

        In general, subject to the discussion below concerning backup withholding:

          (a)   Payments of principal or interest on the notes by us or our paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. federal income tax or U.S. withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code, and (iii) certain certification requirements (discussed below) are satisfied;

          (b)   A Non-U.S. Holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless (i) such Non-U.S. Holder is an individual who holds the common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or (iv) in the case of common stock held by a person who holds more than 5% of such stock, we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such Non-U.S. Holder held the common stock, a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes. We do not believe that we are currently a USRPHC or that we will become one in the future; and

          (c)   Interest on the notes not excluded from U.S. federal income tax or U.S. withholding tax as described in (a) above and dividends on common stock after conversion generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax.

        Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to the Non-U.S. Holder, unless the Non-U.S. Holder has furnished to us or another payor:

  •
  a valid IRS Form W-8BEN or an acceptable substitute form upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments; or

  •
  in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by such Non-U.S. Holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the Non-U.S. Holder's entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, such Non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the U.S. Internal Revenue Service.

        To satisfy the certification requirements referred to in (a) (iii) above, either (i) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (each a "Financial Institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is a Non-U.S. Holder or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

        If a Non-U.S. Holder of a note or common stock is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

United States Federal Estate Tax

        A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty otherwise applies.

        Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the notes and common stock.

Backup Withholding and Information Reporting

        In the case of payments of interest on a note to a Non-U.S. Holder, backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor a paying agent has actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied). However, we and other payors are required to report payments of interest on such Non-U.S. Holders' notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

        Dividends on the common stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting requirements.

        Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a broker that is a U.S. person or a U.S. related person (either a "controlled foreign corporation" or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.), or a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in a U.S. trade or business, are subject to certain information reporting requirements, unless the payee establishes that it is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge or reason to know that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

        Payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

        If a Non-U.S. Holder fails to establish an exemption and the broker does not possess adequate documentation of the holder's status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by a Non-U.S. Holder unless the broker has actual knowledge that the holder is a U.S. person.

        Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if the proceeds are transferred to an account maintained by the Non-U.S. Holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the Non-U.S. Holder at a U.S. address, or the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above (relating to a sale of notes effected at a U.S. office of a broker) are met or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

        A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

        The preceding discussion of certain U.S. federal income tax consequences is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

SELLING SECURITYHOLDERS

        We originally issued the notes to the initial purchasers, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated, in a private placement in June 2003 and in connection with the exercise in full by the initial purchasers of their option to purchase additional notes in July 2003. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

        The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling securityholders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

        The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 30.7266 shares per $1,000 principal amount of notes. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of August 11, 2003. Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of August 11, 2003, we had $175,000,000 in principal amount of the notes and 93,196,254 shares of common stock outstanding.

        Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

        Except where disclosure is included in the table below regarding natural persons exercising voting and dispositive power over the notes held by selling securityholders, the selling securityholders have represented to us that they are a publicly-held entity, or a subsidiary thereof, or an investment company registered under the Investment Company Act of 1940, or a subsidiary thereof.

        In addition, except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

	Principal Amount of Notes Beneficially Owned and Offered				Common Stock Owned Upon Completion of the Offering
			Shares of Common Stock Beneficially Owned Before the Offering(1)
				Conversion Shares of Common Stock Offered
Name		Percentage of Notes Outstanding			Number of Shares	Percentage
Topanga XI(2)	$1,543,000	*	—	47,411	—	*
ING Convertible Fund	$990,000	*	—	32,399	—	*
ING VP Convertible Portfolio	$10,000	*	—	307	—	*
Peoples Benefit Life Insurance Company Teamsters	$1,000,000	*	—	30,727	—	*
St. Albans Partners Ltd.	$1,000,000	*	—	30,727	—	*
Yield Strategies Fund I, L.P.	$3,500,000	2%	—	107,543	—	*
Yield Strategies Fund II, L.P.	$3,500,000	2%	—	107,543	—	*
Putnam Convertible Income—Growth Trust(3)	$4,500,000	2.6%	—	138,270	—	*
Hourglass Master Fund, Ltd.(2)	$9,000,000	5.1%	—	276,539	—	*
ZCM Asset Holding Co., LLC(2)	$1,000,000	*	—	30,727	—	*
ARBCO Associates, L.P.(3)	$250,000	*	—	7,682	—	*
Kayne Anderson Income Partners, L.P.(3)	$70,000	*	—	2,151	—	*
Farbitrage Partners(3)	$250,000	*	—	7,682	—	*
Kayne Anderson Capital Income Partners (Q.P.), L.P.(3)	$430,000	*	—	13,212	—	*
Wolverine Asset Management, LLC(4)	$3,207,000	1.8%	—	98,540	—	*
Xavex Convertible Arbitrage #5(5)	$1,000,000	*	—	30,727	—	*
Guggenheim Portfolio Co. XV, LLC(5)	$1,000,000	*	—	30,727	—	*
RCG Latitude Master Fund, Ltd.(6)	$7,525,000	4.3%	—	231,218	—	*
Ramius Capital Group, LLC(6)	$1,000,000	*	—	30,727	—	*
Ramius Partners II, L.P.(6)	$250,000	*	—	7,682	—	*
RCG Multi Strategy Master Fund, Ltd.(6)	$1,000,000	*	—	30,727	—	*
Ramius Master Fund, Ltd.(6)	$7,525,000	4.3%	—	231,218	—	*
Ramius Partners, L.P.(6)	$100,000	*	—	3,073	—	*
RCG Baldwin, L.P.(6)	$600,000	*	—	18,436	—	*

*
Less than one percent

(1)
Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)
Topanga XI is an affiliate of Banc of America Securities, LLC, a registered broker-dealer. Topanga XI has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(3)
Putnam Convertible Income—Growth Trust is an affiliate of Putnam Retail Management Limited Partnership, a registered broker-dealer. Putnam Convertible Income—Growth Trust has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(2)
John Barton is the managing member of Tablerock Fund Management, LLC, which serves as investment manager to Hourglass Master Fund, Ltd. and ZCM Asset Holding Co., LLC. Mr. Barton has sole voting and dispositive power over the notes held by Hourglass Master Fund, Ltd. and ZCM Asset Holding Co., LLC.

(3)
Richard A. Kayne is the managing partner of Kayne Anderson Capital Advisors, L.P., which is the general partner of ARBCO Associates, L.P., Kayne Anderson Income Partners, L.P., Farbitrage Partners and Kayne Anderson Capital Income Partners (Q.P.), L.P. Mr. Kayne has sole voting and dispositive power over the notes held by ARBCO Associates, L.P., Kayne Anderson Income Partners, L.P., Farbitrage Partners and Kayne Anderson Capital Income Partners (Q.P.), L.P. ARBCO Associates, L.P., Kayne Anderson Income Partners, L.P., Farbitrage Partners and Kayne Anderson Capital Income Partners (Q.P.), L.P. are affiliates of KA Associates, Inc., a registered broker-dealer. ARBCO Associates, L.P., Kayne Anderson Income Partners, L.P., Farbitrage Partners and Kayne Anderson Capital Income Partners (Q.P.), L.P. have represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(4)
Robert Bellick, Chris Gust and Eric Henschel share voting and dispositive power over the notes held by Wolverine Asset Management, LLC. Wolverine Asset Management, LLC is an affiliate of Wolverine Trading, LLC, a registered broker-dealer. Wolverine Asset Management, LLC has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(5)
Alex Adair is portfolio manager for Xavex Convertible Arbitrage #5 and Guggenheim Portfolio Co. XV, LLC. Mr. Adair has sole voting and dispositive power over the notes held by Xavex Convertible Arbitrage #5 and Guggenheim Portfolio Co. XV, LLC.

(6)
Alex Adair is portfolio manager for RCG Latitude Master Fund, Ltd., Ramius Capital Group, LLC, Ramius Partners II, L.P., RCG Multi Strategy Master Fund, Ltd., Ramius Master Fund, Ltd., Ramius Partners, L.P. and RCG Baldwin, L.P. Mr. Adair has sole voting and dispositive power over the notes held by RCG Latitude Master Fund, Ltd., Ramius Capital Group, LLC, Ramius Partners II, L.P., RCG Multi Strategy Master Fund, Ltd., Ramius Master Fund, Ltd., Ramius Partners, L.P. and RCG Baldwin, L.P. RCG Latitude Master Fund, Ltd., Ramius Capital Group, LLC, Ramius Partners II, L.P., RCG Multi Strategy Master Fund, Ltd., Ramius Master Fund, Ltd., Ramius Partners, L.P. and RCG Baldwin, L.P. are affiliates of Ramius Securities, LLC, a registered broker-dealer. RCG Latitude Master Fund, Ltd., Ramius Capital Group, LLC, Ramius Partners II, L.P., RCG Multi Strategy Master Fund, Ltd., Ramius Master Fund, Ltd., Ramius Partners, L.P. and RCG Baldwin, L.P. have represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

PLAN OF DISTRIBUTION

        The selling securityholders, which term includes all transferees, pledgees, donees or their successors, may from time to time sell the notes and the common stock into which the notes are convertible covered by this prospectus, which we refer to in this section as the "securities," directly to purchasers or offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities may be sold in one or more transactions:

  •
  at fixed prices;

  •
  at prevailing market prices at the time of sale;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in the over-the-counter-market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

  •
  through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

        In connection with the sale of the securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume. The selling securityholders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities or broker-dealers that in turn may sell these securities. The selling securityholders may also pledge or grant security interests in some or all of their securities, and, if the selling securityholders default in the performance of their obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

        Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol "AMLN." We do not intend to list the notes on any securities exchange. We cannot assure you as to the liquidity of any trading market for the notes that may develop.

        In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders, and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        If required, at the time of a particular offering of securities by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

        We entered into a registration rights agreement for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provided for cross indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. In the event the selling securityholders sell their securities through any underwriter, dealer or agent the registration rights agreement provides for indemnification by us of those underwriters, dealers or agents and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those securities. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling securityholders will pay all underwriting discounts and commissions and transfer taxes.

LEGAL MATTERS

        Cooley Godward LLP, San Diego, California, will pass upon the validity of the notes and the common stock issuable upon conversion of the notes being offered hereby.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement, of which this prospectus is a part. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC allows us to "incorporate by reference" into this prospectus the information in documents we have filed or will file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed:

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2002, which was filed on March 31, 2003;

  •
  Our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2003 and June 30, 2003, which were filed on May 15, 2003 and August 14, 2003, respectively;

  •
  Our Current Reports on Form 8-K, which were filed on January 17, 2003, June 17, 2003, June 18, 2003 and July 18, 2003; and

  •
  The description of our common stock set forth in our registration statement on From 8-A, which was filed on November 27, 1991, including any amendment or reports filed for the purpose of updating this information.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Amylin Pharmaceuticals, Inc.
    9373 Towne Centre Drive
    San Diego, California 92121
    (858) 552-2200
    Attention: Investor Relations

        In addition, copies of these filings are available through our internet website at http://www.amylin.com as soon as reasonably practicable after we electronically file such material with, or furnish it, to the SEC.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the notes and the shares of common stock issuable upon conversion of the notes to be offered and sold by this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference into this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration statement filing fee. None of the expenses listed below will be paid by the selling securityholders.

Amount to Be Paid
SEC registration statement filing fee	$14,158
Legal fees and expenses	150,000
Accounting fees and expenses	40,000
Printing fees and expenses	40,000
Trustee fees and expenses	30,000
Miscellaneous	5,000

Total	$279,158

Item 15. Indemnification of Directors and Officers.

        As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

  •
  we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

  •
  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

  •
  we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

  •
  the rights conferred in the amended and restated bylaws are not exclusive.

        We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of us, arising out of the person's services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
3.2	Second Amended and Restated Bylaws (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference)
3.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference)
3.4	Certificate of Designation of Series A Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.1	Specimen Common Stock Certificate (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
4.2
Rights Agreement, dated as of June 17, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.3
First Amendment to Rights Agreement, dated as of December 13, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference)
4.4	Form of Rights Certificate (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.5
Indenture, dated as of June 23, 2003, between the registrant and J.P. Morgan Trust Company, National Association (as Trustee) (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference)
4.6	Form of 2.25% Convertible Senior Note due 2008 (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference)
4.7
Registration Rights Agreement, dated as of June 23, 2003, between the registrant and Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference)

5.1	Opinion of Cooley Godward LLP
12.1	Statement regarding computation of ratio of earnings to fixed charges
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Cooley Godward LLP (see Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)
25.1	Form T-1 Statement of Eligibility of J.P. Morgan Trust Company, National Association (as Trustee)

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 15, 2003.

AMYLIN PHARMACEUTICALS, INC.
By:	/s/ Joseph C. Cook, Jr. Joseph C. Cook, Jr. Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph C. Cook, Jr., Mark G. Foletta and Lloyd A. Rowland, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite the name.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date	Signature	Title
August 15, 2003	/s/ Joseph C. Cook, Jr. Joseph C. Cook, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
August 15, 2003	/s/ Mark G. Foletta Mark G. Foletta	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
August 15, 2003	/s/ Vaughn D. Bryson Vaughn D. Bryson	Director
August 15, 2003	/s/ Ginger L. Graham Ginger L. Graham	Director
August 15, 2003	/s/ Howard E. Greene, Jr. Howard E. Greene, Jr.	Director
August 15, 2003	/s/ Terrance H. Gregg Terrance H. Gregg	Director
August 15, 2003	/s/ Jay S. Skyler, M.D. Jay S. Skyler, M.D.	Director
August 15, 2003	/s/ Thomas R. Testman Thomas R. Testman	Director
August 15, 2003	/s/ James N. Wilson James N. Wilson	Director

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
3.2	Second Amended and Restated Bylaws (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference)
3.3
Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference)
3.4	Certificate of Designation of Series A Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.1	Specimen Common Stock Certificate (filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference)
4.2
Rights Agreement, dated as of June 17, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.3
First Amendment to Rights Agreement, dated as of December 13, 2002, between the registrant and American Stock Transfer & Trust Company (filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated herein by reference)
4.4	Form of Rights Certificate (filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference)
4.5
Indenture, dated as of June 23, 2003, between the registrant and J.P. Morgan Trust Company, National Association (as Trustee) (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference)
4.6	Form of 2.25% Convertible Senior Note due 2008 (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference)
4.7
Registration Rights Agreement, dated as of June 23, 2003, between the registrant and Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference)
5.1	Opinion of Cooley Godward LLP
12.1	Statement regarding computation of ratio of earnings to fixed charges
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Cooley Godward LLP (see Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)
25.1	Form T-1 Statement of Eligibility of J.P. Morgan Trust Company, National Association (as Trustee)

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
Risks Related to Amylin
Risks Related to the Offering
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS